EXHIBIT 99.1

Dear shareholders and friends,

This marks our second corporate update for 2019. As we continue to grow our business, it is of the utmost importance to keep you, our valued shareholders, current on all aspects of the business. In 2020, we will continue to have regular shareholder updates each quarter. This is a very exciting time for our Company and are pleased to provide this update.

ANNUAL GENERAL MEETING

The Company has now completed its corporate continuation process, item 2 of the AGM, whereby the Company changed its corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada (the “Continuation”). The Continuation was approved by the Company’s shareholders at the Company’s annual and special meeting on October 17, 2019. The British Columbia Registrar issued a Certificate of Continuation approving the Continuation on October 29, 2019.

As a result of the Continuation, the Company is now governed by its Notice of Articles and Articles under the Business Corporations Act (British Columbia) rather than its previous Nevada Articles of Incorporation and bylaws.

As a Canadian domiciled company, we anticipate being able to access traditional lending channels for our future expansion plans. We also believe that being a Canadian-domiciled company will make any applications for a stock exchange listing in Canada easier. Finally, we are pleased to announce that our proposed Board Of Directors were elected by the shareholders and will provide the Company with strong leadership.

CULTIVATION & HARVEST

Our Montreal facility is currently in production and we have recently harvested our first crops. We are pleased to announce that our Master Growers were able to produce a high quality product with higher than expected yields. The product is currently being tested and we anticipate it will be sold to market shortly. Since our last Shareholder Letter, we have received approval from Health Canada to open up four additional growing rooms within our facility. Forecasted revenue is expected to begin Q4 2019.

INTERNATIONAL JOINT VENTURES

The Company is excited to announce we are currently in the final stages of negotiating our international Joint Ventures with our partners in Australia and New Zealand. The Joint Ventures will deliver shareholder value by way of new products, R&D, sales, export and import channels and first mover advantage in the newly emerging Australasia markets. We will continue to update our shareholders as the Joint Ventures develop.

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EXPANSION/PRE-IPO FINANCING

We are actively engaged in discussions to acquire and expand our production capacity within our current Montreal facility by adding by 40,000 sq ft of operational space. If successful, this will provide us with a total of 50,000 sq ft of production canopy and office space. We are hoping to finalize negotiations before the end of 2019 and commence construction Q1 2020. Using the existing building and licensed address will significantly reduce and de-risk our license amendment process with with Health Canada.

In order to complete our expansion, we may require additional equity or debt financing, although there is no assurance that any such financing will be completed. Once completed, we expect the expansion project will generate more than 4 times our currently projected revenues. With a mid-sized, highly controllable indoor operation, we will look to replicate our existing higher than industry standard yields and low cost per/ gram outputs.

SHAREHOLDER DIGITAL SUMMIT - CONFERENCE CALL

EPHS’s President Stevan Perry will be hosting a conference call in the coming weeks to go over the Company’s strategic plans and to answer any shareholder questions. The date for this summit will be Monday December 2nd 2019 at 9am PST (12pm EST). If you would like to submit a question to be answered on this shareholders or attend the conference call please contact kylem@ephsholdings.com. Further details will be provided for call instructions in a separate email.

SUMMARY

In closing, EPHS has been able to make tremendous strides in the past year largely due to your support. We will continue to grow the Company and operate our business in a smart and fiscally responsible way with a core focus of near term profitability. We will be planning a strategic investor financing in the near future giving our valued shareholders the first opportunity to participate in the financing. If at anytime you have any questions, please feel free to reach out to us directly.

ABOUT EPHS

EPHS Holdings Inc. (OCTQB: STNN) with through its wholly owned subsidiary Emerald Plants Health Source (EPHS) Inc a Montreal based, wellness-focused company and licensed producer of connoisseur-quality, craft grown cannabis, pursuant to the Cannabis Regulations under the Cannabis Act (Canada). With over 25 years of combined cannabis cultivation and power management experience, the team at EPHS will provide the Canadian and global cannabis markets with connoisseur-quality, craft grown cannabis at the lowest possible cost. EPHS is committed to fostering B2B relationships along with purchasing, licensing, and/or developing authentic brands to support its craft quality cultivation outputs.

On behalf of the EPHS team, thank you for your support.

Contact:

EPHS Corporate Communications

corporatecommunications@ephsholdings.com

1-778-385-4945